Exhibit 10.3

PATTERSON-UTI ENERGY, INC.

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT between Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”), and William Andrew Hendricks, Jr. (the “Employee”) is effective as of April 2, 2012 (the “Effective Date”). Certain capitalized terms used herein are defined in Section 22.

W I T N E S S E T H:

WHEREAS, the Company considers it to be in the best interests of its stockholders to encourage the continued employment of certain key employees of the Company and its Wholly Owned Entities notwithstanding the possibility, threat or occurrence of a Change in Control of the Company (as that phrase is defined in Section 2);

WHEREAS, the Employee is a key employee of the Company and/or one or more of its Wholly Owned Entities;

WHEREAS, the Company believes that the possibility of the occurrence of a Change in Control of the Company may result in the termination of the Employee’s employment by the Company or in the distraction of the Employee from the performance of his duties to the Company, in either case to the detriment of the Company and its stockholders;

WHEREAS, the Company recognizes that the Employee could suffer adverse financial and professional consequences if a Change in Control of the Company were to occur; and

WHEREAS, the Company wishes to enter into this Agreement to protect the Employee if a Change in Control of the Company occurs, thereby encouraging the Employee to remain in the employ of the Company and not to be distracted from the performance of his duties to the Company by the possibility of a Change in Control of the Company;

NOW, THEREFORE, the parties agree as follows:

Section 1. Other Employment Arrangements.

(a) This Agreement does not affect the Employee’s existing or future employment arrangements with the Company unless a Change in Control of the Company shall have occurred before the expiration of the term of this Agreement. The Employee’s employment with the Company shall continue to be governed by the Employee’s existing or future employment agreements with the Company, if any, or, in the absence of any employment agreement, shall continue to be at the will of the Board of Directors or, if the Employee is not an officer of the Company at the time of the termination of the Employee’s employment with the Company, the will of the Chief Executive Officer of the Company, except that if (i) a Change in Control of the Company shall have occurred before the expiration of the term of this Agreement, and (ii) the Employee’s employment with the Company is terminated (whether by the Employee or the Company or automatically as provided in Section 3) after the occurrence of that Change in Control of the Company, then the Employee shall be entitled to receive certain benefits as provided in this Agreement.

(b) Notwithstanding anything contained in this Agreement to the contrary, if following the commencement of any discussion with a third person that ultimately results in a written agreement or agreements to which the Company is a party and which, if the transactions contemplated by such agreement or agreements were consummated, would result in a Change in Control of the Company, the Employee’s employment with the Company is terminated by the Company for any reason other than as a result of the occurrence of an event described in any of clauses (i) through (v) of Section 4, then for all purposes of this Agreement, a Change in Control of the Company shall be deemed to have occurred on the date immediately prior to the date of such termination, removal, or reduction regardless of whether any Change in Control of the Company actually occurs.

(c) Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any plan, program, policy or practice of or provided by the Company or any of its Affiliates and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any contract or agreement with the Company or any of its Affiliates. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan, program, policy or practice of or provided by, or any contract or agreement with, the Company or any of its Affiliates at or subsequent to the date of termination of the Employee’s employment with the Company shall be payable or otherwise provided in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.

Section 2. Change in Control of the Company. For purposes of this Agreement, a “Change in Control of the Company” shall mean the occurrence of any of the following after the Effective Date:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Covered Person”) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then outstanding shares of the common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a) of this Section 2, the following acquisitions shall not constitute a Change in Control of the Company: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

(b) Individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board; or

(c) Consummation of (xx) a reorganization, merger or consolidation or sale of the Company or any subsidiary of the Company, or (yy) a disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, direct or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Covered Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination.

Section 3. Term of this Agreement. The term of this Agreement shall begin on the Effective Date and, unless automatically extended pursuant to the second sentence of this Section 3, shall expire on the first to occur of:

(i) the Employee’s death, the Employee’s Disability or the Employee’s Retirement, which events shall also be deemed automatically to terminate the Employee’s employment by the Company;

(ii) the termination by the Employee or the Company of the Employee’s employment by the Company; or

(iii) the end of the last day (the “Expiration Date”) of:

(x) the period beginning on the Effective Date and ending on January 29, 2013 (or any period for which the term of this Agreement shall have been automatically extended pursuant to the second sentence of this Section 3) if no Change in Control of the Company shall have occurred during that period (or any period for which the term of this Agreement shall have been automatically extended pursuant to the second sentence of this Section 3); or

(y) if one or more Changes in Control of the Company shall have occurred during the period beginning on the Effective Date and ending on January 29, 2013 (or any period for which the term of this Agreement shall have been automatically extended pursuant to the second sentence of this Section 3), the two-year period beginning on the date on which the last Change in Control of the Company occurred.

If (i) the term of this Agreement shall not have expired as a result of the occurrence of one of the events described in clause (i) or (ii) of the immediately preceding sentence, and (ii) the Company shall not have given notice to the Employee at least ninety (90) days before the Expiration Date that the term of this Agreement will expire on the Expiration Date, then the term of this Agreement shall be automatically extended for successive one-year periods (the first such period to begin on the day immediately following the Expiration Date) unless the Company shall have given notice to the Employee at least ninety (90) days before the end of any one-year period for which the term of this Agreement shall have been automatically extended that such term will expire at the end of that one-year period. The expiration of the term of this Agreement shall not terminate this Agreement itself or affect the right of the Employee or the Employee’s legal representatives to enforce the payment of any amount or other benefit to which the Employee was entitled before the expiration of the term of this Agreement or to which the Employee became entitled as a result of the event (including the termination, whether by the Employee or the Company or automatically as provided in this Section 3, of the Employee’s employment by the Company) that caused the term of this Agreement to expire.

Section 4. Event of Termination for Cause. An “Event of Termination for Cause” shall have occurred if, after a Change in Control of the Company, the Employee shall have committed:

(i) gross negligence or willful misconduct in connection with his duties or in the course of his employment with the Company;

(ii) an act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company;

(iii) intentional wrongful damage to property of the Company;

(iv) intentional wrongful disclosure of secret processes or confidential information of the Company; or

(v) an act leading to a conviction of a felony or a misdemeanor involving moral turpitude.

For purposes of this Agreement, no act, or failure to act, on the part of the Employee shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated as a result of an “Event of Termination for Cause” hereunder unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board of Directors then in office at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with his counsel, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors, the Employee had committed an act set forth above in this Section 4 and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Employee or his legal representatives to contest the validity or propriety of any such determination.

Section 5. An Event of Termination for Good Reason. An “Event of Termination for Good Reason” shall have occurred if, after a Change in Control of the Company, the Company shall:

(i) assign to the Employee any duties inconsistent with the Employee’s position (including offices, titles and reporting requirements), authority, duties, status or responsibilities with the Company in effect immediately before the occurrence of the first Change in Control of the Company or otherwise make any change in any such position, authority, duties or responsibilities;

(ii) remove the Employee from, or fail to re-elect or appoint the Employee to, any duties or position with the Company or any of its Affiliates that were assigned or held by the Employee immediately before the occurrence of the first Change in Control of the Company, except that a nominal change in the Employee’s title that is merely descriptive and does not affect rank or status shall not constitute such an event;

(iii) take any other action that results in a material diminution in such position, authority, duties or responsibilities or otherwise take any action that materially interferes therewith;

(iv) reduce the Employee’s annual base salary as in effect immediately before the occurrence of the first Change in Control of the Company or as the Employee’s annual base salary may be increased from time to time after that occurrence (the “Base Salary”);

(v) reduce the Employee’s annual bonus to an amount less than (x) $800,000, if the first Change in Control of the Company occurred prior to the Employee earning an annual bonus with respect to the fiscal year ended December 31, 2012, (y) the amount of the annual bonus earned by the Employee with respect to the fiscal year ended December 31, 2012, if the first Change in Control of the Company occurred after the Employee earned an annual bonus with respect to the fiscal year ended December 31, 2012, but prior to the Employee earning an annual bonus with respect to the fiscal year ended December 31, 2013 or (z) the average of the two annual bonuses earned by the Employee with respect to the two fiscal years of the Company immediately preceding the fiscal year of the Company in which the first Change in Control of the Company occurred (the applicable amount is referred to herein as the “Benchmark Bonus”);

(vi) relocate the Employee’s principal place of employment to a location outside of a 50-mile radius from the Employee’s principal place of employment immediately prior to the first Change in Control of the Company;

(vii) fail to (x) continue in effect any bonus, incentive, profit sharing, performance, savings, retirement or pension policy, plan, program or arrangement (such policies, plans, programs and arrangements collectively being referred to herein as “Basic Benefit Plans”), including, but not limited to, any deferred compensation, supplemental executive retirement or other retirement income, stock option, stock purchase, stock appreciation, or similar policy, plan, program or arrangement of the Company, in which the Employee was a participant immediately before the occurrence of the first Change in Control of the Company, or any substitute plan adopted by the Board of Directors and in which the Employee was a participant immediately before the occurrence of the last Change in Control of the Company, unless an equitable and reasonably comparable arrangement (embodied in a substitute or alternative benefit or plan) shall have been made with respect to such Basic Benefit Plan promptly following the occurrence of the last Change in Control of the Company, or (y) continue the Employee’s participation in any Basic Benefit Plan (or any substitute or alternative plan) on substantially the same basis, both in terms of the amount of benefits provided to the Employee (which are in any event always subject to the terms of any applicable Basic Benefit Plan) and the level of the Employee’s participation relative to other participants, as existed immediately before the occurrence of the first Change in Control of the Company;

(viii) fail to continue to provide the Employee with benefits substantially similar to those enjoyed by the Employee under any of the Company’s other employee benefit plans, policies, programs and arrangements (the “Other Benefit Plans”), including, but not limited to, life insurance, medical, dental, health, hospital, accident or disability plans, in which the Employee was a participant immediately before the occurrence of the first Change in Control of the Company;

(ix) fail to provide the Employee with the number of paid vacation days to which the Employee was entitled in accordance with the Company’s vacation policy in effect immediately before the occurrence of the first Change in Control of the Company;

(x) fail to continue to provide the Employee with office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) (y) that are both commensurate with the Employee’s responsibilities to and position with the Company immediately before the occurrence of the first Change in Control of the Company and not materially dissimilar to the office space, related facilities and support personnel provided to other employees of the Company having comparable responsibility to the Employee, or (z) that are physically located at the Company’s principal executive offices; or

(xi) purport to terminate the Employee’s employment by the Company unless notice of that termination shall have been given to the Employee pursuant to, and that notice shall meet the requirements of, Section 6.

Section 6. Notice of Termination. If a Change in Control of the Company shall have occurred before the expiration of the term of this Agreement, any subsequent termination by the Employee or the Company of the Employee’s employment by the Company, or any determination of the Employee’s Disability, shall be communicated by notice to the other party that shall indicate the specific paragraph of Section 7 pursuant to which the Employee is to receive benefits as a result of the termination. If the notice states that the Employee’s employment by the Company has been automatically terminated as a result of the Employee’s Disability, the notice shall (i) specifically describe the basis for the determination of the Employee’s Disability, and (ii) state the date of the determination of the Employee’s Disability, which date shall be not more than ten (10) days before the date such notice is given. If the notice is from the Company and states that the Employee’s employment by the Company is terminated by the Company as a result of the occurrence of an Event of Termination for Cause, the notice shall specifically describe the action or inaction of the Employee that the Company believes constitutes an Event of Termination for Cause and shall be accompanied by a copy of the resolution satisfying Section 4. If the notice is from the Employee and states that the Employee’s employment by the Company is terminated by the Employee as a result of the occurrence of an Event of Termination for Good Reason, the notice shall specifically describe the action or inaction of the Company that the Employee believes constitutes an Event of Termination for Good Reason. Each notice given pursuant to this Section 6 (other than a notice stating that the Employee’s employment by the Company has been automatically terminated as a result of the Employee’s Disability) shall state a date, which shall be not fewer than thirty (30) days nor more than sixty (60) days after the date such notice is given, on which the termination of the Employee’s employment by the Company is effective. The date so stated in accordance with this Section 6 shall be the “Termination Date”. If a Change in Control of the Company shall have occurred before the expiration of the term of this Agreement, any subsequent purported termination by the Company of the Employee’s employment by the Company, or any subsequent purported determination by the Company of the Employee’s Disability, shall be ineffective unless that termination or determination shall have been communicated by the Company to the Employee by notice that meets the requirements of the foregoing provisions of this Section 6 and the provisions of Section 9.

Section 7. Benefits Payable on Change in Control of the Company and Termination.

(a) If (x) a Change in Control of the Company shall have occurred before the expiration of the term of this Agreement, and (y) the Employee’s employment by the Company is terminated (whether by the Employee or the Company or automatically as provided in Section 3) after the occurrence of that Change in Control of the Company, the Employee shall be entitled to the following benefits:

(i) If the Employee’s employment by the Company is terminated (x) by the Company as a result of the occurrence of an Event of Termination for Cause, or (y) by the Employee before the occurrence of an Event of Termination for Good Reason, then the Company shall pay to the Employee the Base Salary accrued through the Termination Date but not previously paid to the Employee, and the Employee shall be entitled to any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or with the Company, including, but not limited to, the Basic Benefit Plans and the Other Benefit Plans, which shall be governed by the terms thereof (except as explicitly modified by this Agreement).

(ii) If the Employee’s employment by the Company is automatically terminated as a result of the Employee’s death, the Employee’s Disability or the Employee’s Retirement, then (x) the Company shall pay to the Employee the Base Salary accrued through the date of the occurrence of that event but not previously paid to the Employee, and (y) the Employee shall be entitled to any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or with the Company, including, but not limited to, the Basic Benefit Plans and the Other Benefit Plans, which shall be governed by the terms thereof (except as explicitly modified by this Agreement).

(iii) If the Employee’s employment by the Company is terminated (x) by the Company otherwise than as a result of the occurrence of an Event of Termination for Cause, or (y) by the Employee after the occurrence of an Event of Termination for Good Reason, then the Employee shall be entitled to the following:

(1) the Company shall pay to the Employee the Base Salary and compensation for earned but unused vacation time accrued through the Termination Date but not previously paid to the Employee;

(2) the Company shall pay to the Employee an amount equal to the product of (A) the greater of (I) the highest aggregate annual bonus, incentive or other payment of cash compensation in addition to annual base salary pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar policy, plan, program or arrangement of the Company paid or payable to the Employee (including any deferred portion thereof) for any fiscal year (or portion thereof) of the Company paid after the Effective Date, and (II) the Benchmark Bonus, multiplied by (B) a fraction, the numerator of which is the number of days in the current fiscal year of the Company through the Termination Date and the denominator of which is 365;

(3) the Company shall pay to the Employee, as a lump sum, an amount (the “Severance Payment”) equal to two and one-half (2.5) times the sum of:

A. the amount (including any deferred portion thereof) of the Base Salary that would have been paid to the Employee during the fiscal year of the Company in which the Termination Date occurs based on the assumption that the Employee’s employment by the Company had continued throughout that fiscal year at the Base Salary at the highest rate in effect at any time during the term of this Agreement; plus

B. the amount equal to (I) $800,000, if the Termination Date occurs prior to the Employee earning an annual bonus with respect to the fiscal year ended December 31, 2012, (II) the amount of the annual bonus earned by the Employee with respect to the fiscal year ended December 31, 2012, if the Termination Date occurs after the Employee earned an annual bonus with respect to the fiscal year ended December 31, 2012, but prior to the Employee earning an annual bonus with respect to the fiscal year ended December 31, 2013, (III) the average of the two annual bonuses earned by the Employee with respect to the fiscal years ended December 31, 2012 and 2013 if the Termination Date occurs after the Employee earned an annual bonus with respect to the fiscal year ended December 31, 2013, but prior to the Employee earning an annual bonus with respect to the fiscal year ended December 31, 2014, or (IV) the average of the three annual bonuses earned by the Employee with respect to the three fiscal years preceding the year in which the Termination Date occurs;

(4) the Company (at its sole expense) shall take the following actions:

A. throughout the Relevant Period, the Company shall maintain in effect, and not materially reduce the benefits provided by, each of the Other Benefit Plans in which the Employee was a participant immediately before the Termination Date; and

B. the Company shall arrange for the Employee’s uninterrupted participation throughout the Relevant Period in each of such Other Benefit Plans,

provided that if the Employee’s participation after the Termination Date in any such Other Benefit Plan is not permitted by the terms of that Other Benefit Plan, then throughout the Relevant Period, the Company (at its sole expense) shall provide the Employee with substantially the same benefits that were provided to the Employee by that Other Benefit Plan immediately before the Termination Date; and

(5) the Employee shall be entitled to any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or with the Company, including, but not limited to, the Basic Benefit Plans and the Other Benefit Plans, which shall be governed by the terms thereof (except as explicitly modified by this Agreement).

(b) Each payment required to be made to the Employee pursuant to the foregoing provisions of Section 7(a) above shall be subject to the following rules:

(i) such payments shall be made by check drawn on an account of the Company at a bank located in the United States of America;

(ii) such payments shall be paid (x) if the Employee’s employment by the Company was terminated as a result of the Employee’s death or Disability not more than thirty (30) days immediately following the date of the occurrence of that event or (y) if the Employee’s employment by the Company was terminated for any other reason, not more than ten (10) days immediately following the Termination Date; and

(iii) notwithstanding any provision of this Agreement to the contrary, in accordance with Section 409A of the Code, (x) any payments due with respect to Employee’s (or his dependents’) COBRA continuation coverage following the first 18 months of such coverage shall be paid on or before the last day of each month thereafter and (y) if the Employee is determined to be a “specified employee” (as defined in Section 409A of the Code) for the year in which such Termination Date occurs, any payments due under Section 7(a) above that are not permitted to be paid on such date without the imposition of additional taxes, interest and penalties under Section 409A of the Code shall be paid on the first business day following the six-month anniversary of the Termination Date or, if earlier, Employee’s death; provided, however, that to the extent such six (6) month delay is imposed by Section 409A of the Code, such payments shall be irrevocably contributed into a rabbi trust established by the Company for the benefit of Employee with an independent bank trustee as selected by the Employee not more than ten (10) days immediately following the Termination Date and distributed to Employee as soon as permissible under Section 409A of the Code; and provided further, that to the extent any payments are paid into a rabbi trust such amounts shall be invested in a short-term oriented fund invested in U.S. government securities and repurchase agreements for those securities, as well as obligations of U.S. government agencies (e.g., a money market fund).

Section 8. Successors. If a Change in Control of the Company shall have occurred before the expiration of the term of this Agreement,

(i) the Company shall not, directly or indirectly, consolidate with, merge into or sell or otherwise transfer its assets as an entirety or substantially as an entirety to, any person, or permit any person to consolidate with or merge into the Company, unless immediately after such consolidation, merger, sale or transfer, the Successor shall have assumed in writing the Company’s obligations under this Agreement; and

(ii) not fewer than ten (10) days before the consummation of any consolidation of the Company with, merger by the Company into, or sale or other transfer by the Company of its assets as an entirety or substantially as an entirety to, any person, the Company shall give the Employee notice of that proposed transaction.

Section 9. Notice. Notices required or permitted to be given by either party pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the other party or when deposited with the United States Postal Service as certified or registered mail with postage prepaid and addressed:

(a) if to the Employee, at the Employee’s address last shown on the Company’s records, and

(b) if to the Company, at 450 Gears Road, Suite 500, Houston, Texas 77067, directed to the attention of the Chief Executive Officer.

or, in either case, to such other address as the party to whom or which such notice is to be given shall have specified by notice given to the other party.

Section 10. Withholding Taxes. The Company may withhold from all payments to be paid to the Employee pursuant to this Agreement all taxes that, by applicable federal or state law, the Company is required to so withhold.

Section 11. Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if the Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for under this Agreement, together with any other payments and benefits which the Employee has the right to receive from the Company, any of its Affiliates or a party to a transaction with the Company or any of its Affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for under this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Employee from the Company and its Affiliates will be one dollar ($1.00) less than three times the Employee’s “base amount”(as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith in reliance on the advice of nationally recognized tax counsel mutually acceptable to the Company and the Employee. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Employee’s base amount, then the Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 11 shall require the Company (or any of its Affiliates) to be responsible for, or have any liability or obligation with respect to, the Employee’s excise tax liabilities under Section 4999 of the Code.

Section 12. Deferred Compensation—Section 409A of the Code. This Agreement is intended to meet the requirements of Section 409A of the Code and shall be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that a payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as the Board of Directors and Employee otherwise determine in writing, the payment shall be paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the payment, settlement or deferral shall not be subject to the additional tax or interest applicable under Section 409A of the Code. Any provision of this Agreement that would cause the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended (in a manner that as closely as practicable achieves the original intent of this Agreement) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, if permitted under the regulations and other guidance issued under Section 409A of the Code. In the event additional regulations or other guidance is issued under Section 409A of the Code or a court of competent jurisdiction provides additional authority concerning the application of Section 409A with respect to the payments described hereunder, then the provisions regarding such payments shall be amended to permit such payments to be made at the earliest time allowed under such additional regulations, guidance or authority that is practicable and achieves the original intent of this Agreement.

Section 13. Expenses of Enforcement. If a Change in Control of the Company shall have occurred before the expiration of the term of this Agreement, then, upon demand by the Employee made to the Company, the Company shall reimburse the Employee for the reasonable expenses (including attorneys’ fees and expenses) incurred by the Employee in enforcing or seeking to enforce the payment of any amount or other benefit to which the Employee shall have become entitled pursuant to this Agreement, including those incurred in connection with any arbitration initiated pursuant to Section 21. To the extent that any such reimbursement would be subject to an excise tax under Section 4999 of the Code, then the provisions of Section 11 hereof shall apply to such circumstance unless the context thereof otherwise indicates.

Section 14. Employment by Wholly Owned Entities. If, at or after the Effective Date, the Employee is or becomes an employee of one or more corporations, partnerships, limited liability companies or other entities that are, directly or indirectly, wholly owned by the Company (“Wholly Owned Entities”), references in this Agreement to the Employee’s employment by the Company shall include the Employee’s employment by any such Wholly Owned Entity.

Section 15. No Obligation to Mitigate; No Rights of Offset.

(a) The Employee shall not be required to mitigate the amount of any payment or other benefit required to be paid or provided to the Employee pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by the Employee as a result of employment by another person.

(b) The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others.

Section 16. Amendment and Waiver. No provision of this Agreement may be amended or waived (whether by act or course of conduct or omission or otherwise) unless that amendment or waiver is by written instrument signed by the parties hereto. No waiver by either party of any breach of this Agreement shall be deemed a waiver of any other or subsequent breach.

Section 17. Governing Law. The validity, interpretation, construction and enforceability of this Agreement shall be governed by the laws of the State of Texas.

Section 18. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Section 19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute the same instrument.

Section 20. Assignment. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representative. The Company may not assign any of its obligations under this Agreement unless (i) such assignment is to a Successor and (ii) the requirements of Section 8 are fulfilled.

Section 21. Arbitration. Any dispute between the parties arising out of this Agreement, whether as to this Agreement’s construction, interpretation or enforceability or as to any party’s breach or alleged breach of any provision of this Agreement, shall be submitted to arbitration in accordance with the following procedures:

(i) Either party may demand such arbitration by giving notice of that demand to the other party. The notice shall state (x) the matter in controversy, and (y) the name of the arbitrator selected by the party giving the notice.

(ii) Not more than 15 days after such notice is given, the other party shall give notice to the party who demanded arbitration of the name of the arbitrator selected by the other party. If the other party shall fail to timely give such notice, the arbitrator that the other party was entitled to select shall be named by the Arbitration Committee of the American Arbitration Association. Not more than 15 days after the second arbitrator is so named, the two arbitrators shall select a third arbitrator. If the two arbitrators shall fail to timely select a third arbitrator, the third arbitrator shall be named by the Arbitration Committee of the American Arbitration Association.

(iii) The dispute shall be arbitrated at a hearing that shall be concluded within ten days immediately following the date the dispute is submitted to arbitration unless a majority of the arbitrators shall elect to extend the period of arbitration. Any award made by a majority of the arbitrators (x) shall be made within ten days following the conclusion of the arbitration hearing, (y) shall be conclusive and binding on the parties, and (z) may be made the subject of a judgment of any court having jurisdiction.

(iv) All expenses of the arbitration shall be borne by the Company.

The agreement of the parties contained in the foregoing provisions of this Section 21 shall be a complete defense to any action, suit or other proceeding instituted in any court or before any administrative tribunal with respect to any dispute between the parties arising out of this Agreement.

Section 22. Interpretation.

(a) As used in this Agreement, the following terms and phrases have the indicated meanings:

(i) “Affiliate” and “Affiliates” mean, when used with respect to any entity, individual, or other person, any other entity, individual, or other person which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with such entity, individual or person.

(ii) “Base Salary” has the meaning assigned to that term in Section 5.

(iii) “Basic Benefit Plans” has the meaning assigned to that term in Section 5.

(iv) “Benchmark Bonus” has the meaning assigned to that term in Section 5.

(v) “Board of Directors” means the Board of Directors of the Company.

(vi) “Business Combination” has the meaning assigned to that term in Section 2.

(vii) “Change in Control of the Company” has the meaning assigned to that phrase in Section 2.

(viii) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(ix) “Company” has the meaning assigned to that term in the preamble to this Agreement. The term “Company” shall also include any Successor, whether the liability of such Successor under this Agreement is established by contract or occurs by operation of law.

(x) “Covered Person” has the meaning assigned to that term in Section 2.

(xi) “Effective Date” has the meaning assigned to that term in the preamble to this Agreement.

(xii) “Employee” has the meaning assigned to such term in the preamble to this Agreement.

(xiii) “Employee’s Disability” means:

(1) if no Change in Control of the Company shall have occurred before the date of determination, the physical or mental disability of the Employee determined in accordance with the disability policy of the Company at the time in effect and generally applicable to its salaried employees; and

(2) if a Change in Control of the Company shall have occurred at that date, the physical or mental disability of the Employee determined in accordance with the disability policy of the Company in effect immediately before the occurrence of the first Change in Control of the Company and generally applicable to its salaried employees.

The Employee’s Disability, and the automatic termination of the Employee’s employment by the Company by reason of the Employee’s Disability, shall be deemed to have occurred on the date of determination, provided that if (1) a Change in Control of the Company shall have occurred before the expiration of the term of this Agreement, (2) the Company shall have subsequently given notice pursuant to Section 6 of the Company’s determination of the Employee’s Disability, and (3) the Employee shall have given notice to the Company that the Employee disagrees with that determination, then (A) whether the Employee’s Disability shall have occurred shall be submitted to arbitration pursuant to Section 21, and (B) if a majority of the arbitrators decide that the Employee’s Disability had not occurred, at the date of determination by the Company, then (I) the Employee’s Disability, and the automatic termination of the Employee’s employment by the Company by reason of the Employee’s Disability, shall be deemed not to have occurred, and (II) on demand by the Employee made to the Company, the Company shall reimburse the Employee for the reasonable expenses (including attorneys’ fees and expenses) incurred by the Employee in obtaining that decision.

(xiv) “Employee’s Retirement” means (x) if no Change in Control of the Company shall have occurred before the date of the Employee’s proposed retirement, the retirement of the Employee in accordance with the retirement policy of the Company at the time in effect and generally applicable to its salaried employees, and (y) if a Change in Control of the Company shall have occurred at that date, the retirement of the Employee from the employ of the Company in accordance with the retirement policy of the Company in effect immediately before the occurrence of the first Change in Control of the Company and generally applicable to its salaried employees.

(xv) “Event of Termination for Cause” has the meaning assigned to that phrase in Section 4.

(xvi) “Event of Termination for Good Reason” has the meaning assigned to that phrase in Section 5.

(xvii) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(xviii) “Expiration Date” has the meaning assigned to that term in Section 3.

(xix) “Other Benefit Plans” has the meaning assigned to that term in Section 5.

(xx) “Outstanding Company Common Stock” has the meaning assigned to that term in Section 2.

(xxi) “Outstanding Company Voting Securities” has the meaning assigned to that term in Section 2.

(xxii) “person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited partnership, limited liability company, trust, unincorporated organization, government, or agency or political subdivision of any government.

(xxiii) “Relevant Period” means a period beginning on the Termination Date and ending on the first to occur of (x) the third anniversary of the Termination Date, (y) the date on which the Employee becomes a full time employee of another person, and (z) the Employee’s normal retirement date, determined in accordance with the retirement policy of the Company in effect on the Termination Date.

(xxiv) “Severance Payment” has the meaning assigned to that term in Section 7.

(xxv) “Successor” means a person with or into which the Company shall have been merged or consolidated or to which the Company shall have transferred its assets as an entirety or substantially as an entirety.

(xxvi) “Termination Date” has the meaning assigned to that term in Section 6.

(xxvii) “this Agreement” means this Change in Control Agreement as it may be amended from time to time in accordance with Section 16.

(xxviii) “Wholly Owned Entities” has the meaning assigned to that term in Section 14.

(b) In the event of the enactment of any successor provision to any statute or rule cited in this Agreement, references in this Agreement to such statute or rule shall be to such successor provision.

(c) The headings of Sections of this Agreement shall not control the meaning or interpretation of this Agreement.

(d) References in this Agreement to any Section are to the corresponding Section of this Agreement unless the context otherwise indicates.

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the Effective Date.

PATTERSON-UTI ENERGY, INC.

/s/ Douglas J. Wall
Douglas J. Wall
President and Chief Executive Officer

/s/ William Andrew Hendricks, Jr.
William Andrew Hendricks, Jr.